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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT



     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported) April 6, 2000
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                           American Realty Trust, Inc.
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             (Exact name of registrant as specified in its charter)



Nevada                                     1-9948                     94-6565852
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(State or other jurisdiction             (Commission               (IRS Employer
of Incorporation)                        File Number)        Identification No.)



           10670 N. Central Expressway, Suite 300, Dallas, Texas 75231
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(Address of principal executive offices)                              (Zip Code)




Registrant's telephone number, including area code 214-692-4700
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          (Former name or former address, if changed since last report)



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ITEM 5. OTHER EVENTS

         The affairs of American Realty Trust, Inc. ("ART") are managed by a Board of Directors who are elected at the Annual Meeting of Stockholders or appointed by the incumbent Board and serve until the next Annual Meeting of Stockholders or until a successor has been elected or approved or until their sooner resignation. Until April 6, 2000, the Board of Directors of ART consisted of six members, including Karl L. Blaha, Roy E. Bode, Collene C. Currie, Al Gonzalez, Cliff Harris and Carey M. Portman.

         On April 6, 2000, Al Gonzalez resigned as a Director of ART. Mr. Gonzales did not resign because of any disagreement with the Registrant on any matter relating to the Registrant's operations, policies or practices, and Mr. Gonzalez did not furnish the Registrant with a letter describing any disagreement or requesting that the matter be disclosed.

         Prior to April 13, 2000, ART began negotiations with Paul Bagley of Matisse Partners, L.L.C. ("Matisse"). During those negotiations, Paul Bagley represented to ART that he had personal and business connections with banks and lenders which would enable Bagley to raise substantial capital for ART. Paul Bagley was appointed to the Board of Directors by the incumbent Board of Directors on April 28, 2000, in connection with a Financial Consulting, Management and Marketing Agreement dated April 13, 2000 (the "Consulting Agreement") among Matisse, ART, Basic Capital Management, Inc. ("BCM") and NRLP Management Corp. ("NMC"). The Consulting Agreement contains several terms and provides that it will not be binding upon ART unless and until the respective Boards of Directors of ART, BCM and NMC approve and authorize the Consulting Agreement. Such Consulting Agreement was not approved by the Board of Directors of BCM and is considered to be terminated, null and void for that reason.

         Bagley was also appointed Chairman of the Board an Chief Executive Officer of ART effective April 28, 2000, in accordance with the Consulting Agreement. Paul Bagley had a long investment banking career with E.F. Hutton, Inc., and its successor, Shearson Lehman Hutton. He is a founding partner of The Stone Pine Companies, a private investment banking firm, and serves as Chairman of FCM Fiduciary Capital Management Co., the advisor to a mezzanine and private equity fund. On June 24, 2000, Paul Bagley's appointment as Chairman of the Board and Chief Executive Officer of ART was rescinded by the ART Board of Directors, and Karl L. Blaha, President of ART, BCM and NMC, was appointed to the additional positions of Chairman of the Board of Directors and Chief Executive Officer of ART.

         By letter dated July 10, 2000, Paul Bagley resigned as a Director of ART, advising that he wished the "record to reflect"



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that during the period he was on the Board (April 28, 2000 through July 10,
2000), Bagley never approved or voted in favor of any borrowings from or to affiliated entities. Bagley's resignation does not cite any disagreement with the Registrant on any matter relating to the Registrant's operations, policies or practices, and Mr. Bagley did not furnish the Registrant with a letter describing any disagreement or requesting that the matter be disclosed.

         The Consulting Agreement provided that Matisse would assist the management of ART in arranging financing and equity transactions. The Consulting Agreement included other provisions involving the purchase of approximately 714,000 shares of newly issued ART Common Stock, at $16.0625 per share, based on the April 13, 2000, closing price (which did not occur) and an opportunity for Bagley to designate, subject to other approvals, three additional persons to become members of the ART Board (which also did not occur) and a monthly retainer payment to Matisse, as well as additional fees for strategic planning, marketing and other services (none of which occurred). A one-month's fee was paid under the Consulting Agreement.

         Carey M. Portman was originally appointed to the Board of Directors of ART by the incumbent Board of Directors effective December 14, 1999, by a unanimous written consent. Mr. Portman was also elected a Vice President of ART at the same time. Mr. Portman has a background in the securities business and was to assist ART and others in margin borrowing against securities portfolios. Carey M. Portman (age 47) is an officer and director (since 1991) of Commerce International Incorporated (USA) (London), Ltd.; a partner and director (since
1991) of Pathway, Ltd.; Vice President (1995-1997) of ED&F Mann International Futures; and Vice President (1982-1995) of Shavin Enterprises. All of such entities have or had an involvement in various securities and commodities markets. Mr. Portman submitted a resignation as Director and Vice President of ART effective July 14, 2000. Mr. Portman's letter of resignation requests notification of all regulatory and reporting agencies of his resignation. Mr. Portman's resignation does not cite any disagreement with the Registrant on any matter relating to the Registrant's operations, policies or practices, and Mr. Portman did not furnish the Registrant with a letter describing any disagreement or requesting that any matter be disclosed.

         On June 24, 2000, the incumbent Board of Directors elected Joseph Mizrachi to the Board of Directors of ART. Mr. Mizrachi (age 54) is an investment advisor engaged in capital funding and acquisitions of smaller entities, a Principal and President of PAZ Securities, Inc. and a registered securities broker. Mr. Mizrachi is also Chairman of the Board of Third Millennium Properties, Inc., a real estate management firm.




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         The Board of Directors of ART, after giving effect to the matters described above, continues to consist of five individuals, as of July 26, 2000, Karl L. Blaha, Roy E. Bode, Collene C. Currie, Cliff Harris and Joseph Mizrachi.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

Date: July 26, 2000                     AMERICAN REALTY TRUST, INC.



                                        By:  /s/ Karl L. Blaha
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                                             Karl L. Blaha, President and Chief
                                             Executive Officer